FORM 10f-3

                             THE BLACKROCK FUNDS

                      Record of Securities Purchased
                  Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:
BlackRock Senior High Income Fund, Inc. (ARK)
Managed Account Series: High Income Portfolio (BATS-HINC)
BlackRock Global Floating Rate Income Trust (BGT2)
BlackRock Strategic Bond Trust (BHD)
BlackRock Core Bond Trust (BHK)
BlackRock High Yield Trust (BHY)
BlackRock Limited Duration Income Trust (BLW)
BlackRock Income Opportunity Trust (BNA-USD)
BlackRock Preferred Opportunity Trust (BPP)
BlackRock High Income Fund (BR-HIINC)
BlackRock High Yield Bond Portfolio (BR-HIYLD)
BlackRock High Income Portfolio (Ins - Series) (BVA-HI)
BlackRock Corporate High Yield Fund, Inc. (COY)
BlackRock Corporate High Yield Fund III, Inc. (CYE)
BlackRock Debt Strategies Fund, Inc. (DSU)
BlackRock Diversified Income Strategies Fund, Inc. (DVF)
BlackRock Floating Rate Income Strategies Fund, Inc. (FRA)
BlackRock Floating Rate Income Strategies Fund II, Inc.
(FRB)
BlackRock High Income Shares (HIS)
BlackRock Corporate High Yield Fund VI, Inc. (HYT)
BlackRock Corporate High Yield Fund V, Inc. (HYV)
MIST BlackRock High Yield Portfolio (MIST-HY)

2.	Issuer:    Windstream Regatta Holdings, Inc.

3.	Date of Purchase:  11/14/07

4.	Underwriter from whom purchased:  JP Morgan Securities
Inc.

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch & Co.

6.	Aggregate principal amount of purchased (out of total
offering):   $28,300,000 out of $210,500,000

7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering): ):   $45,000,000 out of
$210,500,000

8.	Purchase price (net of fees and expenses):  100

9.	Date offering commenced:  11/14/07

10.	Offering price at end of first day on which any sales
were made:101

11.	Have the following conditions been satisfied:

                                                   Yes	No
a. The securities are part of an issue
      registered under       the Securities Act
      of 1933, as amended, which is being offered
      to the public, or are Eligible Municipal
		Securities, or are securities sold in an
            Eligible Foreign Offering or are securities
            sold in an Eligible Rule 144A Offering or
            part of an issue of government securities.
                                                  _X__	___

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.             _X__	___

	c.	The underwriting was a firm commitment
		underwriting.				    _X__	___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting
		similar securities during the same period.
	                                             _X__	___

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).
	                                            _X__	___

      f.	Has the affiliated underwriter confirmed
            that it will not receive any direct or indirect
            benefit as a result of BlackRock's participation
            in the offering?					  _X__	___

Approved: Derek   Schoenhofen
Date:     12/28/07